Exhibit 23.1

                       Independent Auditors' Consent


The Board of Directors
TierOne Corporation:

We consent to the reference to our firm under the captions "Experts" and "The Conversion - Tax Aspects" and to the use of our reports dated February 11, 2002, except for note 18, which is as of April 2, 2002 (with respect to the consolidated financial statements of TierOne Bank) and April 10, 2002 (with respect to the financial statements of TierOne Bank Savings Plan), included in the Registration Statement, related Prospectus and Prospectus Supplement of TierOne Corporation, filed with the Securities and Exchange Commission, and which is incorporated by reference in the Registration Statement on Form S-8 pertaining to the TierOne Bank Savings Plan.

/s/KPMG LLP

Lincoln, Nebraska
October 1, 2002























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